Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Ashmore Funds:

We consent to the use of our report dated December 21, 2018, with respect to the financial statements of Ashmore Emerging Markets Total Return Fund, Ashmore Emerging Markets Local Currency Bond Fund, Ashmore Emerging Markets Corporate Income Fund (formerly, Ashmore Emerging Markets Corporate Debt Fund), Ashmore Emerging Markets Short Duration Fund, Ashmore Emerging Markets Active Equity Fund, Ashmore Emerging Markets Small-Cap Equity Fund, Ashmore Emerging Markets Frontier Equity Fund, and Ashmore Emerging Markets Equity Fund (collectively, the Ashmore Funds), as of October 31, 2018, incorporated herein by reference, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information filed on Form N-1A.

/s/ KPMG LLP

Chicago, Illinois

January 27, 2020